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                                                                     Exhibit 2.4

                    [ASHURST MORRIS CRISP LOGO APPEARS HERE]




Share Purchase Agreement

Andrea Borgato

and

Razorfish, Inc.

and

UH 107 Verwaltungs GmbH





for the sale and purchase of all of the issued shares of UH 107 Verwaltungs GmbH

                   2001




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THIS AGREEMENT is made on   11 December 2001

BETWEEN:

(1) Andrea Borgato, whose address is Via S.Quirino 47, Bolzano, Italy, (the "Buyer") acting for himself; and for

(2) UH 107 Verwaltungs GmbH (the `Company') whose registered office is at Ebersberg, Germany, which is registered under number HRB3240 ; and

(3) Razorfish, Inc., whose registered office is at 107 Grand Street, New York, New York 10013, USA) (the "Seller").

THE PARTIES AGREE AS FOLLOWS:

1.       INTERPRETATION

1.1 In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

          "Buyer's Group" means the Buyer and any company owned by the Buyer either solely or jointly with employees of the Company and/or the Subsidiary (but no one else) all of them and each of them as the context admits;

          "Company" means UH 107 Verwaltungs GmbH, whose registered office is at Ebersberg, Germany, which is registered under number HRB3240 and has a registered capital of (euro) 25.000 fully paid up;

          "Completion" means the completion of the sale and purchase of the Shares in accordance with clause 3

          "Encumbrance" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect;

          "Related Person" means in relation to any party its holding companies and the subsidiaries and associated companies as of the date of this Agreement, all of them and each of them as the context admits;

          "Seller's Group" means Razorfish, Inc., its subsidiary undertakings and associated companies as of the date of this Agreement, excluding the Companies and the Subsidiary, all of them and each of them as the context admits;


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          "Shares" means of 50% of all of the issued shares in the capital of the Company representing Euros 12,500 of the registered capital of Euros 25,000;

          "Subsidiary" means a subsidiary of the Company; in particular, including Razorfish Management AG, Munchen, and Razorfish AG & Co. KG, Munchen.

1.2       In this agreement unless otherwise specified, reference to:

          (a) "includes" and "including" shall mean including without limitation;

          (b) a "party" means a party to this agreement and includes its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this agreement and, in the case of an individual, to his or her estate and personal representatives;

          (c) a "person" includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

          (d) a "statute" or statutory instrument or accounting standard or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement;

          (e) "clauses", "paragraphs" or "schedules" are to clauses and paragraphs of and schedules to this agreement;

          (f) "writing" includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

          (g) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

          (h) any statute, statutory instrument, regulation, by-law or other requirement of German law and to any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than Germany be deemed to include that which most nearly approximates in that jurisdiction to the German term;

          (i)  the time of day is reference to Central European Time

1.3 The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

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2.        SALE AND PURCHASE

2.1 Upon the terms and subject to the condition in clause 3, the Seller shall sell and the Buyer shall purchase the Shares with effect from 30 November 2001 free from any Encumbrance together with all accrued benefits and rights attached thereto.

2.2 The Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the Shares under the articles of association of the Companies or otherwise.

2.3 The Buyer shall not be obliged to complete the purchase of any of the Shares unless the Seller completes the sale of all of the Shares simultaneously, but completion of the purchase of some Shares shall not affect the rights of the Buyer with respect to its rights to the other Shares.

2.4 The consideration for such sale and purchase shall be the total sum of 1 Deutsche Mark to be satisfied in cash on Completion.


3.       CONDITION AND COMPLETION

3.1 Completion of this agreement is conditional upon the certification and registration by a German qualified Notary, as required by German Law of a Deed of Transfer which shall transfer the Shares legally to the Buyer (the `Condition')

3.2 Completion shall take place at the offices of the Company as soon as possible after the execution of this agreement and immediately upon the certification and registration by a German qualified Notary, as required by German Law of a Deed of Transfer which shall transfer the Shares legally to the Buyer.

3.3 The Buyer agrees to use his best endeavours to arrange for a German qualified Notary to give such certification and registration as soon as possible after the signing of this agreement and shall give such notary all such assistance for such purpose.

3.4 Upon Completion the Buyer shall pay the Seller the sum of 1 Deutsche Mark as consideration for the Shares.

3.5 If the Condition has not been fulfilled on or before 1700 hours (German time) on 13 December 2001 this agreement shall terminate with effect from that time and date.

3.6 If this agreement terminates in accordance with clause Error! Reference source not found. then the obligations of the parties shall automatically terminate save that the rights and liabilities of the parties which have accrued prior to termination shall continue to subsist including those under clauses 8, 9 and 11 to 18 (inclusive).

3.7 The Seller shall keep the Buyer advised of the progress towards the satisfaction of the Condition.


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4.       WARRANTIES

4.1      The Seller warrants to the Buyer as follows:-

         (a)  The Seller is the only legal and beneficial owner of the Shares.

         (b) The Company has not allotted any shares other than the Shares and the Shares are fully paid in or credited as fully paid in.

         (c) There is no Encumbrance in relation to any of the Shares or unissued shares in the capital of the Company.

         (d) Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

         (e) The Seller has not secured any obligation or underwritten any obligation of or in respect of any obligation of the Seller on or using the assets of the Company and/or the Subsidiary and the Seller agrees to indemnify the Buyer in respect of any liability, cost, damage, suffered by the Company and/or the Subsidiary as a result of such security or underwriting.

         (f) The Seller warrants that neither it nor its US subsidiaries has any claim against the Buyer or the Company of whatever kind and that if any such claim of whatever kind would surface in the future the Seller and its US subsidiaries will waive its rights under any such claim.

4.2      The Buyer warrants to the Seller that

         (a) So far as the Buyer is aware having made all due and careful enquiry, neither the Seller nor any member of the Seller's Group has given any guarantee or underwritten any obligation of or in respect of any obligation of the Company or any subsidiary which is still outstanding at the date hereof and the Buyer agrees to indemnify the Seller in respect of any liability, cost, damage, suffered by any member of the Seller's Group as a result of such guarantee;

         (b) The Buyer has the right, power and authority to enter into and perform its obligations under this agreement and each of the other transaction documents to which it is a party.

         (c) On behalf of the Company and the Subsidiary, neither the Company nor any such subsidiary has any claim against the Seller or any member of the Seller's Group of whatever kind and that if any claim of whatever kind would surface in the future the Buyer, the Company and/or such subsidiary will waive its rights under any such claim.

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5.       PROTECTION OF GOODWILL

5.1 Subject to clause 5.12, the Seller hereby undertakes to procure that (except as otherwise agreed in writing with the Buyer) no member of the Seller's Group will either directly or indirectly and either solely or jointly with any other person (either on its own account or as the agent of any other person) and in any capacity whatsoever:

         (a) for a period of two years from Completion carry on or be engaged or concerned or (except as the holder of shares in a listed company which confer not more than one per cent. of the votes which can generally be cast at a general meeting of the company) interested in a business in Germany which competes with the type of business carried on by the Company as at the date of Completion;

         (b) for a period of two years from Completion solicit any employee of the Company or the custom of any person in respect of services competitive with those supplied by the Company during the period of 6 months prior to Completion, such person having been a customer of the Company in respect of such services during such period; or

5.2 Subject to clause 5.12, the Seller agrees that the undertakings contained in clause 5.1 are reasonable and are entered into for the purpose of protecting the goodwill of the business of the Company save that the benefit of the undertakings may not be assigned by the Buyer and its successors in title without the consent of the Seller. The Buyer also agrees that the undertakings contained in clause 5.1 will not apply in respect of an existing client of any member of the Seller's Group. An existing client shall be deemed to be a client or customer of any member of the Seller's Group as at the date of this Agreement.

5.3 Subject to clauses 5.4 and 5.12, the Seller hereby grants the Company a non transferable (save to another member of the Buyer's Group) and royalty free exclusive licence to use the Razorfish name for a period of one calendar month from the completion in Germany.

5.4 Subject to clause 5.12, the Seller hereby grants the Company a non transferable (save to another member of the Buyer's Group) and royalty free exclusive licence to use the name `Razorfish' within Germany together with another name (e.g. "Germany") approved by the Seller (such approval only to be refused if the Seller can reasonably demonstrate that such other name could damage the commercial interests of the Seller's Group) for a period of two years from the date of this Agreement; provided, however that the Company's licence described herein will be immediately cancelled or revoked in the event that the Company's core business becomes anything other than providing digital services.

5.5 Subject to clause 5.12, the Seller hereby grants the Company a royalty free non transferable (save to another member of the Buyer's Group) exclusive licence to use the name `Razorfish Europe' within the Germany as a trade name but not as a company name until the earlier of

         (a) the date which is the second anniversary of the date of this Agreement; or

         (b) the date the Company engages in a core business other than providing digital services; or



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          (c)  the date the Seller or a member of the Seller's Group or a company associated with the Seller's Group informs the Buyer that it is trading or about to start trading in Europe;

          whereupon the licence granted by this clause 5.5 shall immediately cease and neither the Company nor the Buyer nor any member of the Buyer's group shall have any right to use the name `Razorfish Europe' in any capacity or combination of words whatsoever.

5.6 Subject to clause 5.12, the Seller hereby approves expressly that the Company and its subsidiaries are free to use all of the intellectual property, especially know-how (including scan and thought pieces and case studies), processes (especially Forenkla and ROI-Model), templates, guidelines, denominations, etc. which do reflect and assist the work and services rendered of the Company for a period of six (6) months following Completion.

5.7 Subject to clause 5.12, the Seller shall procure that Razorfish Inc shall grant the Company a royalty free non transferable (save to another member of the Buyer's Group) exclusive licence to refer to the Razorfish Inc website at www.razorfish.com for marketing purposes only for a period of three calendar month from the date of this Agreement.

5.6 The Seller hereby agrees to set up a banner on its website at www.razorfish.com which refers end users to www.razorfish.de or such other name to which the Company changes pursuant to clause 5.4 for a period of two years from the date of this Agreement. The Buyer shall procure that the Company shall set up a banner on the website of the Company which refers end users to the website of Razorfish Inc at www.razorfish.com

5.8 Subject to clause 5.12, the Seller hereby grants the Company non transferable (save to another member of the Buyer's Group) licences to the software used by the Company that may be so transferred and/or granted to the Company pursuant to the terms of such licences or sub-licences of the software used by the Company provided that such transfer or grant is at no cost of the Seller and the Seller is legally entitled to sublicense such software.

5.9 The Seller shall deliver a template format of the its website at www.Razorfish.com (including the source code) on a CD within ten (10)
          -----------------  ---------
          working days of Completion to allow the Buyer to use such a template for the purposes of designing a new website for the Company.

5.10 The Seller shall grant the Company a non exclusive non transferable (save to another member of the Buyer's Group) licence to use the Seller's Inc. owned intellectual processes, including the process known as `Forenkla', for a period of six months from the date of this Agreement.

5.11 In the event that the any claim regarding the acquisition of former Medialab group, pursuant to a contract signed in August 2000, is brought against Buyer, the Seller will make its reasonable best efforts to provide any non-monetary support requested by the Buyer in connection with its the defence of such claims. Furthermore, the Seller will agree to make its reasonable best efforts to provide any non-monetary support requested by Buyer in connection with the defence of any claim brought against Buyer for events that occurred before Completion.

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5.12     In the event that

         (a) an order is made, petition presented or resolution passed for the winding up (or equivalent procedure whereby the business is terminated and the assets of the Company concerned are distributed amongst its creditors and shareholders) or for the appointment of a provisional liquidator to the Company or the Buyer; or

         (b) administration order has been made and a petition for an administration order has been presented (or, equivalent process whereby the affairs of the Company are managed by a person specifically appointed for the purpose by a court, governmental body or similar agency) in respect of the Company or the Buyer; or

         (C) a receiver, receiver and manager, administrative receiver, custodian or similar official is appointed of the whole or part of either the Company or the Buyer's business or assets; or

         (d) a voluntary arrangement, compromise or scheme of arrangement of the affairs of the Company or the Buyer with their respective creditors or any class of their respective creditors generally has been proposed, sanctioned or approved; or

         (e) the Company or the Buyer is insolvent or unable to pay its debts as they fall due or will in all likelihood be unable to pay its debts as they fall due; or

         (f) the Shares or a majority of the Shares are sold or an interest in the Company is acquired by a third party not being a member of the Buyer's Group the acquisition of which would give the acquirer not being a member of the Buyer's Group of such Shares a majority shareholding in the Company within six months then the obligations of the Seller in clauses 5.1 to 5.11 shall immediately cease and the licences, rights and benefits granted by the Seller to the Buyer and/or the Company pursuant to clauses 5.1 to 5.11 inclusive shall immediately cease.

5.13 Notwithstanding clause 5.12, in the event that the Shares or a majority of the Shares are sold or an interest in the Company is acquired by a third party (not being a member of the Buyer's Group) the acquisition of which would give the acquirer of such Shares a majority shareholding in the Company after the date which is six months from the date of this agreement such licences, rights and benefits granted by the Seller to the Buyer and/or the Company pursuant to clauses 5.1 to 5.11 inclusive shall not cease and shall continue for a period which is in each case is deemed to be half of the period shown in clauses 5.1 to 5.11 inclusive.

6.       INTER COMPANY AMOUNTS

6.1      Subject at all times to the completion of this Agreement:-


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         (a)  the Seller hereby agrees to waive any inter company debt, management charge, invoice owing by the Company or the Subsidiary to the Seller as of the date of Completion and Seller shall release the Company and the Subsidiary from any such inter company debt, management charge, invoice so owing.

         (b) the Buyer hereby agrees to procure that the Company and the Subsidiary shall at Completion waive in writing any inter company debt, management charge, invoice owing by the Company or the Subsidiary to the Seller's Group (other than Razorfish AB, Razorfish BV and Razorfish AS) as at that date and shall release each member of the Seller's Group (other than Razorfish AB, Razorfish BV and Razorfish AS) from any such inter company debt, management charge, invoice so owing.

6.2 In the event that the Shares or a majority of the Shares are sold or are agreed to be sold by the Buyer within a period of 3 months from the date of this agreement, the Buyer shall pay an amount which is the lower of:-

         (a) the aggregate amount of any inter company debt, management charge, invoice which the Seller has waived and released pursuant to clause 6.1 (a) on the date of such sale or agreement for sale; and

         (b) 50% of the sale proceeds arising from such sale or agreement for sale


7.       ANNOUNCEMENTS

7.1 No party shall disclose the making of this agreement nor any other agreement referred to in this agreement, its terms and each party shall procure that each of its Related Persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is:

         (a)  to its professional advisers; or

         (b) required by law or the rules and requirements of any regulatory body including for the avoidance of doubt US securities laws and the rules of NASDAQ provided that this clause 7 does not apply to announcements, communications or circulars made or sent by the Buyer after Completion to customers, clients or suppliers of the Company to the extent that it informs them of the Buyer's acquisition of the Shares or to any announcements containing only information which has become generally available.

7.2 The restrictions contained in clause 7.1 shall apply without limit of time and whether or not this agreement is terminated.


8.       ASSIGNMENT

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         This agreement is personal to the parties and accordingly neither party without the prior written consent of the other shall assign, transfer or declare a trust of the benefit of all or any of any other party's obligations nor any benefit arising under this agreement.

9.       COSTS

         Each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

10.      EFFECT OF COMPLETION

10.1 The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion. The sale and purchase of the Shares shall be deemed to have taken effect from 30 November 2001.

10.2 The remedies of the Buyer in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion.

11.      FURTHER ASSURANCES

         Following Completion the Seller shall from time to time forthwith upon request from the Buyer at the Buyer's expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Buyer for the purpose of vesting in the Buyer the full legal and beneficial title to the Shares

12.      ENTIRE AGREEMENT

12.1 Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

         (a) this agreement together with any other documents referred to in this agreement (together the "Transaction Documents") constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

         (b) neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

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         PROVIDED THAT the provisions of this clause 12 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

13.      VARIATIONS

         This agreement may be varied only by a document signed by each of the Seller and the Buyer.

14.      WAIVER

14.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

14.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

14.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

15.      INVALIDITY

15.1 If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

         (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

         (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

         shall not be affected or impaired in any way.

16.      NOTICES

16.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post to the addresses set out above:

         and shall be deemed to have been duly given or made as follows:

         (a) if personally delivered, upon delivery at the address of the relevant party;


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         (b)  if sent by first class post, two Business Days after the date of posting;

         (c)  if sent by air mail, 5 Business Days after the date of posting;
              and

         (d)  if sent by fax, when despatched;

         provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

16.2 A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause Error! Reference source not found. provided that such notification shall only be effective on:

         (a) the date specified in the notification as the date on which the change is to take place; or

         (b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

17.      COUNTERPARTS

         This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

18.      GOVERNING LAW AND JURISDICTION

18.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with German law. The sale needs the formal certification by a German Notary to be effective in its legal consequences.

18.2 Each of the parties to this agreement irrevocably agrees that the courts of Germany shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Germany.

18.3 Each party irrevocably waives any objection which it might at any time have to the courts of Germany being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Germany are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 21

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         shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

18.4 Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document ("Documents") for the purpose of any Proceedings begun in Germany shall be duly served upon it if delivered personally or sent by registered post, in the case of:

         (a) the Seller to Razorfish, Inc. 107 Grand Street, New York, New York 10013 (marked for the attention of Hilary Fenner and Jean-Philippe Maheu); and

         (b) the Buyer to Razorfish AG & Co. KG [insert address] (marked for the attention of Mr. Andrea Borgato)

         or such other person and address as the Seller shall notify the Buyer in writing or vice versa from time to time.






Signed by                                         ) /S/ JEAN-PHILIPPE MAHEU
for and on behalf  Razorfish, Inc.                )
                                                  )
                                                  )




Signed by                                         ) /S/ ANDREA BORGATO
for and on behalf of Andrea Borgato               )
                                                  )


Signed by                                         ) /S/ ANDREA BORGATO
for and on behalf of UH 107 Verwaltungs GmbH      )



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